Exhibit 99.1

For Immediate Release	For Investor Inquires, contact:
January 25, 2006	Shona L. Bedwell
2006-05	317.808.6169

For Media Inquires, contact:
Tom Wiser
317.808.6137

Duke Realty Announces Fourth Quarter Earnings

Common and Preferred Stock Dividends Also Announced

In-Service Property Occupancy Up Over 1.5% in Quarter
on Record Fourth Quarter Leasing

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the fourth quarter of 2005 was $30.1 million on revenues of $199.4 million, compared to $41.2 million on revenues of $193.2 million for the fourth quarter last year.  On a per share basis, fourth quarter net income available for common shareholders was $0.22 per share compared to $0.29 per share for the fourth quarter of 2004.  For all of 2005, net income available for common shareholders was $2.17 per share, compared to $1.06 per share in 2004.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Diluted funds from operations available for common shareholders (“FFO”) were $92.8 million for the fourth quarter of 2005 versus $104.7 million for the same period in 2004.  On a per share basis, fourth quarter FFO was $0.61 compared to $0.67 for the fourth quarter of 2004.  For the year ended December 31, 2005, FFO was $2.40 per share compared to $2.47 per share in 2004.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

-more-

Dividends

The Board also declared today the following dividends on the Company’s outstanding common and preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date

Common - Regular	DRE	$0.47000	February 14, 2006	February 28, 2006
Series B	Not Listed	$0.99875	March 17, 2006	March 31, 2006
Series J	DREPRJ	$0.41406	February 14, 2006	February 28, 2006
Series K	DREPRK	$0.40625	February 14, 2006	February 28, 2006
Series L	DREPRL	$0.41250	February 14, 2006	February 28, 2006

Commenting on Duke’s performance, Denny Oklak, Chairman and Chief Executive Officer, stated,

“We are extremely pleased with the progress we made on the leasing side in the fourth quarter.  At nearly 9.7 million square feet, we had an all time record quarter for leasing activity.  This translated into a 154 basis point improvement in our in-service occupancy.  Also during the quarter, we distributed a special dividend of $1.05 per share as result of the closing of our flex industrial portfolio sale.  New development activity is also at record levels with $704 million of projects started during 2005.

We are confident that the strategic moves we made in 2005 will provide us with earnings growth momentum in 2006 and beyond.  We remain comfortable with our FFO per share guidance of $2.32 to $2.45 for 2006 and expect FFO per share of $0.49 to $0.51 for the first quarter of 2006.”

Revolving Credit Facility Renewed

The Company also announced today that it has entered into an amended revolving credit facility with a syndicate of major banks.  The Company increased the borrowing capacity under the new credit facility by $500 million to $1 billion, reduced the interest rate by 7.5 basis points to LIBOR plus 52.5 basis points and extended the maturity date through January 2010.  JPMorgan Chase Bank, N.A. acted as the administrative agent.

-more-

Fourth Quarter Operating Statistics

•                  The Company’s 664 in-service properties totaling 98.6 million square feet were 92.5 percent leased compared to 91.0 percent at September 30, 2005 and 90.9 percent at year-end 2004.

•                  The Company’s value creation pipeline at year-end 2005 totaled a Company record $786.5 million, including $371.9 million of developments with an expected stabilized return of 9.6 percent that Duke plans to own indefinitely after completion; $290.6 million of developments with an expected stabilized return of 8.9 percent that the Company plans to sell within approximately one year of completion; and a $124.0 million backlog of third-party construction volume with an expected 9.8 percent pre-tax profit margin.

•                  Including recently completed developments that have not reached stabilization and developments still under construction, the Company’s total portfolio at the end of the fourth quarter consisted of approximately 105.5 million square feet that were 88.9 percent leased.

•                  Duke renewed 75.0 percent of leases up for renewal, totaling 2.4 million square feet, on which net effective rents decreased 4.7 percent.  For the year, the Company renewed 10.0 million square feet, or 74.3 percent of leases up for renewal, with no increase in net effective rents.

•                  Same property net operating income increased 0.25 percent for all of 2005.

•                  Property sales in the fourth quarter totaled $25.7 million, including $7.5 million of held-for-sale dispositions at an average stabilized capitalization rate of 8.3 percent.  The remaining sales included $18.2 million of held-for-rental properties at an average stabilized capitalization rate of 8.4 percent.

•                  Duke’s interest and fixed-charge coverage ratios in the fourth quarter were 4.4 and 2.8, respectively, and its debt-to-total market capitalization ratio was 31.8 percent at December 31, 2005.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning these risks.

-more-

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces over $800 million in annual revenue from approximately 3,500 clients and focuses on building dominant market positions across the Midwest, Southwest and Southeast.  Duke owns interests in more than 105 million square feet of properties, has over 1,100 employees and owns or controls approximately 4,800 acres of undeveloped land that can support approximately 69 million square feet of future development.

A copy of the Company’s December 31, 2005 supplemental information fact book will be available by 6:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. EST to discuss its fourth quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Company’s web site at www.dukerealty.com.

-more-

Financial Highlights

(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
Operating Results	2005	2004	2005	2004

Revenues from continuing operations	$199,423	$193,177	$788,124	$711,958
Earnings from rental operations	33,554	35,469	118,547	144,713
Earnings from service operations	5,840	11,315	41,019	24,421
Net income available for common shareholders - Basic	30,055	41,150	309,183	151,279
Net income available for common shareholders - Diluted	33,133	45,103	338,832	166,245
Funds from operations available for common shareholders - Basic	84,548	95,487	341,189	352,469
Funds from operations available for common shareholders - Diluted	92,829	104,661	373,903	387,258

Per Share:
Net income available for common shareholders - Basic	$0.22	$0.29	$2.19	$1.07
Net income available for common shareholders - Diluted	$0.22	$0.29	$2.17	$1.06
Funds from operations available for common shareholders - Basic	$0.62	$0.67	$2.41	$2.49
Funds from operations available for common shareholders - Diluted	$0.61	$0.67	$2.40	$2.47
Dividend payout ratio of funds from operations	77.1%	69.4%	78.1%	75.1%
Weighted average shares outstanding
Basic - Net income and Funds from operations	136,855	142,716	141,508	141,379
Diluted - Net income	151,145	157,350	155,877	157,062
Diluted - Funds from operations	151,145	157,350	155,877	157,083

Balance Sheet Data	December 31 2005	December 31 2004

Net real estate investments	$4,734,350	$5,091,632
Total assets	5,648,810	5,896,643
Total debt	2,600,651	2,518,704
Shareholders’ equity	2,452,798	2,825,869
Common shares outstanding at end of period	134,697	142,894

-more-

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended December 31
	(Unaudited)
	2005			2004
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$30,055	136,855	$0.22	$41,150	142,716	$0.29
Add back:
Minority interest in earnings of unitholders	3,078	13,399		3,953	13,684
Other common stock equivalents		891			950
Diluted Net Income Available for Common Shares	$33,133	151,145	$0.22	$45,103	157,350	$0.29

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$30,055	136,855	$0.22	$41,150	142,716	$0.29
Adjustments:
Depreciation and Amortization	59,197			61,423
Company Share of Joint Venture Depreciation and amortization	4,699			5,018
Earnings from depreciable property sales-wholly owned	(4,278)			(6,883)
Earnings from depreciable property sales-share of joint venture	78			—
Minority interest share of adjustments	(5,203)			(5,221)
Basic Funds From Operations	84,548	136,855	$0.62	95,487	142,716	$0.67
Minority interest in earnings of unitholders	3,078	13,399		3,953	13,684
Minority interest share of adjustments	5,203			5,221
Other common stock equivalents		891			950
Diluted Funds From Operations	$92,829	151,145	$0.61	$104,661	157,350	$0.67

	Twelve Months Ended December 31
	(Unaudited)
	2005			2004
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$309,183	141,508	$2.19	$151,279	141,379	$1.07
Add back:
Minority interest in earnings of unitholders	29,649	13,551		14,966	13,902
Dilutive effect of Convertible Preferred D Shares	—	—			877
Other common stock equivalents		818			904
Diluted Net Income Available for Common Shares	$338,832	155,877	$2.17	$166,245	157,062	$1.06

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$309,183	141,508	$2.19	$151,279	141,379	$1.07
Adjustments:
Depreciation and Amortization	254,170			228,582
Company Share of Joint Venture Depreciation and amortization	19,510			18,901
Earnings from depreciable property sales-wholly owned	(227,513)			(26,510)
Earnings from depreciable property sales-share of joint venture	(11,096)			—
Minority interest share of adjustments	(3,065)			(19,783)
Basic Funds From Operations	341,189	141,508	$2.41	352,469	141,379	$2.49
Minority interest in earnings of unitholders	29,649	13,551		14,966	13,902
Minority interest share of adjustments	3,065			19,783
Dilutive effect of Convertible Preferred D Shares	—	—		40	898
Other common stock equivalents		818			904
Diluted Funds From Operations	$373,903	155,877	$2.40	$387,258	157,083	$2.47

-more-